                                                                   8t April 1998

Rich Davis
Vice President
Enron Capital and Trade Resources Corp.

RE: Real-Time Market Modeling and Optimization

Dear Rich:

My apologies for the delay in producing this document. George and I wanted to engage Paul's thoughts in the illustrations we've included. Given his involvement with both the California Power Exchange and ISO in opening the market, his time has not been his own.

We have thought extensively about the questions you posed and, we think we can provide a positive response to all of them --- but as you may have guessed the answers all have a twist to them that leaves an amount of uncertainty. Our focus has been to approach these questions from a perspective of; can you reasonably expect the Workshop discussed to either produce an answer or, satisfy that an answer is possible? We would not advise spending any measure of time or money for this meeting unless some certainty of outcome can be established.

Below you'll find a cursory response to your questions. A more complete response probably requires a face-to-face discussion. Clarifications could be provided in a telephone call should this prove of interest once you have had the chance to review.

Question 1: What is the nature of the strategies ECT and PGE can play in the market?

A. The "good news" & the "less than good news" is that an overabundance of strategy categories exist; ranging from just playing the "gaps" in the protocols, to taking advantage of self-created congestion, to using customer loads and ECT energy to control market revenue flows, and yet on still to possibly using allies to create market control of market niches. While the trading floor can unilaterally take advantages of market "opportunities" as they arise, a broader strategy involving other parts of Enron (or PGE) along with possibly allies in other energy supply or delivery organizations may actually serve to create opportunities rather than wait for them. The trick is having a view of "where and how" these opportunities should be targeted. Focusing only on actual CA protocol gaps, a few examples may assist in illustrating these points.

* Under its old protocols, when the ISO received insufficient adjustment bids, the ISO would have set the default usage charge equal to the ex-post price in the hour on the previous day. When yesterday's ex-post price was very low, a large importer could attempt to increase the price at its intertie. For example, suppose that yesterday's ex-post price was $20/MWh in the hour. An importer could bid to sell 10,000 MWh in the PX auction at $0/MWh. It would likely be selected. It would then schedule the 10,000 MWh across an intertie whose limit is less than its scheduled flow, say a 2,000 MWh limit.

   The importer would not give an adjustment bid on its import. It would schedule a small amount of energy in CA and give a high priced incremental bid on that resource. Many PX bidders would likely have lost in the PX auction under these conditions and will not schedule their resources nor submit adjustment bids. This will likely result in a thin adjustment bid market in CA. As a result, high priced adjustment bids will likely be used in CA and the zonal price in CA will rise to a high level. Suppose that the importer's incremental adjustment bid in CA were used. The price in CA would rise to $250/MWh. The price at the intertie would then have been set to $250/MWh - $20/MWh or $230/MWh.

   We have alerted the ISO and PX to this particular gap and it has been "closed."

* Without going into details, other gaps do exist in the way that the ISO manages intrazonal congestion in the forward markets and rules of managing imbalances in the real-time market

We're confident of being able to jointly create a process for deciding those strategy categories that are most efficacious to ECT and PGE circumstances. Once that is determined, we can then refine the characteristics (with examples) of strategies and tactics that could be pursued.


Question 2: Are ECT and PGE big enough to shape the market? e.g. do they have the right assets (transmission rights, generation, customer load schedules, etc.)? If not, can we identify what we see the hurdle points may be?

A. The answer to this question lacks a straight forward response but, instead is of the "Yes, no, and none of the above" sort. Many strategies (tactics) can be played independent of size considerations. As an illustration, here is a real "gap" in the system - band-aided for the time being.

* The CA ISO will set a default usage charge on a congested path when it does not receive enough decremental bids in the exporting zone and incremental bids in the importing zone to alleviate congestion using economic signals. The ISO protocols would have permitted this default usage charge to rise to $250/MWh.

   The PX protocols require that the difference in energy prices in two zones must be equal to the ISO's transmission usage charge between the zones. The old PX protocols previously required that each zonal energy price be greater than or equal to zero.

    A party with generation on both sides of a small interface could have devised a strategy to control the PX energy prices in CA under these protocols. For example, the Silverpeak interface has a limit of around 30 MW. Suppose that a party bid to sell 100 MWh in the PX auction at $0/MWh. It will likely win the right to sell 100 MWh. That party could schedule an import of 35 MWh at Silverpeak and 65 MWh of generation in CA. If it did not provide a decremental adjustment bid on its 35 MWh import, the ISO would reduce the import by 5 MWh and set a default usage charge of $250/MWh on the intertie. Under the old PX protocols, the energy price in CA would have been set at $250/MWh. In this way, the party could ensure that it received $250/MWh for its 65 MWh generated in CA.


There is already evidence that participants in the CA PX/ISO are delivering micro-probes (small, "unusual" bids) designed to find the weaknesses in the system and the software. It is clear that many holes in the system exist that could be used to deliver "unexpected" profits.

Nonetheless, size does determine the types of strategies that can be pursued. In a naive sense, the current "concept" of PGE and the Western ECT trading floor is both geographically in the wrong place to routinely "shape" the markets in WSCC/CA and, as stand alone entities, not large enough to "shape" the market. As we understand it, the bulk of ECT flexible transactions use NW power. To shape the market, loads and generation at a variety of geographical locations would maximize the number, size, and type of strategies that could be played. If ECT-associated energy supplies or loads in Northern California help create congestion, ECT-associated energy supplies in Southern California could take advantage of the price increases due to that congestion. Both loads and supplies can be strategically used to create local markets with added ECT profitability. As George described in his last visit, the rules for the schedule coordinators
(SC), allow SCs to mix and match loads and generation after the fact without telling its clients. The SCs also have information and timing advantages over the PX that allow added profitability - if used wisely.

As part of the proposed seminars we can delineate the strategy types available as a function of size (MW/MWh of both loads and supply) and geographical diversity.


Question 3: Can these strategies be realized and what is the size of the investment return to be captured?

Some strategies can be executed in isolation with assurance that the conditions that warrant their use insure their profitable completion. Others strategies come in risk balanced groups. For example, if prices are high, company A selling energy on the imbalance market is probably winning, while company B buying from the imbalance market is probably losing. Thus, via asymmetric agreements with both parties, you win when either A or B win but, lose little if either loses. Conversely you can have a strategy that wins when either A or B loses but, loses little if A or B win. In this situation you are guaranteed to win. Matters can be made more advantageous if you can add market volatility that insures winners and losers -- your pay-off is limited in a stable market where no one remarkably wins or loses. With multiple market players, a portfolio of positions exists whereby one can guarantee no losses or conversely one can command higher profits for a higher probability of loss -- that still averages to a high profitability over a specified number of transactions.

As part of the seminars, we can provide first pass estimates of the pay-off under typical conditions for simple protocol "gap" tactics. We can also demonstrate how to determine the expected pay-off and required conditions for more complex strategies.

Rich, I hope this response to you questions explains the probable value we see this session may bring to ECT. We are confident our expertise and the tools we have available can deliver increased profits.


Once you have a chance to review, let's set another time to talk and see if we reached the state of comfort needed to proceed with our plans together. I'll look for your comments on email and, will plan to call you next week.

Sincerely,


Ed Smith